Filed pursuant to Rule 433
Registration Statement No. 333-219716
Registration Statement No. 333-21976-02
September 5, 2017

Final Term Sheet

2 Year EUR Floating Rate Note (“the Notes”)

Issuer:	Mohawk Capital Finance S.A.
Guarantor:	Mohawk Industries, Inc.
Status	Senior, unsecured
Guarantor Ratings:	Baa1/BBB+/BBB+ (Moody’s/S&P/Fitch)
Principal Amount:	EUR 300,000,000
Offering Format:	SEC Registered
Issue Price:	100%
Redemption Price:	100%
Trade Date:	05 September 2017
Issue Date:	11 September 2017
Maturity Date:	11 September 2019
Rate of Interest:	3mEuribor + 30bps
Minimum Rate of Interest:	EUR 0.00% pa
Interest Payment Dates:	Quarterly on 11 September, 11 December, 11 March and 11 June in each year from and including 11 December 2017 up to and including the Maturity Date
Interest Rate Determination:	Screen Rate Determination
Relevant Screen Page:	Reuters EURIBOR01
Interest Rate Determination Date(s):	The second day on which the TARGET2 System is open prior to the start of each Interest Period
Day Count Fraction:	Act/360
Payment Day Convention:	Modified Following
Coupon Payment Convention:	Adjusted
Call Option:	None
Clearing:	Euroclear / Clearstream
Notes Format:	Registered, Classic Global Note
Dealer:	MUFG Securities EMEA plc
Principal Paying Agent:	Elavon Financial Services DAC, UK Branch
Calculation Agent:	Principal Paying Agent
Trustee:	U.S. Bank National Association
Listing:	New York Stock Exchange
Payment Business Days:	New York, London, TARGET2
Documentation:	Preliminary Prospectus Supplement dated 4 September 2017
Governing Law:	New York
ISIN Code:	XS1681852940
Denominations:	EUR 100,000 x EUR 100,000

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on or about the closing date which will be on or about the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-l of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, MUFG Securities EMEA plc can arrange to send you the prospectus if you request it by calling MUFG Securities EMEA plc at +44-20-7577-2206.

This pricing term sheet supplements the preliminary prospectus supplement issued by Mohawk Capital Finance S.A. dated September 4, 2017.

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